Exhibit 99.1

List of Names and Addresses of the Underwriters for Debt Securities

Goldman, Sachs & Co.

200 West Street

New York, NY 10282

Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, NY 10010

Merrill Lynch, Pierce, Fenner & Smith
Incorporated

50 Rockefeller Plaza

New York, NY 10020